                                                                     EXHIBIT 12


                    Computation of Earnings to Fixed Charges
                                CSX Corporation
                       Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)


                                                                           FOR THE FISCAL YEARS ENDED
                                              -------------------------------------------------------------------------------------
                                              DEC. 26, 2003     DEC. 27, 2002     DEC. 28, 2001     DEC. 29, 2000     DEC. 31, 1999
                                              -------------     -------------     -------------     -------------     -------------
Earnings:
   Earnings Before Income Taxes               $         265     $         723     $         448     $         277     $         104
   Interest Expense                                     418               445               518               550               528
   Amortization of debt discount                         --                --                --                 1                --
   Interest Portion of Fixed Rent                        62                77                88               109               151

   Undistributed earnings of
     unconsolidated subsidiaries                        (40)              (44)               (2)              (18)              (58)
                                              -------------      ------------      ------------      ------------      ------------
   Earnings, as Adjusted                      $         705      $      1,201      $      1,052      $        919      $        725
                                              -------------      ------------      ------------      ------------      ------------

Fixed Charges:
   Interest Expense                           $         418      $        445      $        518      $        550      $        528
   Capitalized Interest                                   3                 3                 7                 6                 8
   Amortization of Debt Discount                         --                --                --                 1                --
   Interest Portion of Fixed Rent                        62                77                88               109               151
                                              -------------      ------------      ------------      ------------      ------------
   Fixed Charges                              $         483      $        525      $        613      $        666      $        687
                                              -------------      ------------      ------------      ------------      ------------

                                              -------------      ------------      ------------      ------------      ------------
   Ration of Earnings to Fixed Charges                  1.5x              2.3x              1.7x              1.4x              1.1x
                                              -------------      ------------      ------------      ------------      ------------

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